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

================================================================================

The following is a transcript of the conference call held by Interland, Inc. on May 2, 2001 with respect to its financial results for the first quarter of fiscal year 2001.


                                                                 INTERLAND, INC.
                                                       MODERATOR: KEN GAVRANOVIC
                                                       MAY 2, 2001/3:30 P.M. CDT



                                 INTERLAND, INC.

                                   MAY 2, 2001
                                  3:30 P.M. CDT


Coordinator:               Thank you for holding.  Welcome to the first  quarter
                           earnings  release   conference  call  for  Interland,
                           Incorporated. Your lines have been placed on the listen only mode until the question and answer segment of today's conference. Today conference is being recorded. If you have any objections, please disconnect at this time. I would now like to turn the call over to Nancy De Jonge. Thank you ma'am. You may begin.

N. De Jonge                Good afternoon  everyone,  and welcome to Interland's
                           first quarter of 2001  conference  call. I'm Nancy De
                           Jonge, the director of investor relations here, and with me on the call today are Ken Gavranovic, chairman and CEO, and David Gill, president and COO.

                           I first want to start out by thanking you for your patience, for waiting just for a couple of minutes as our press release has hopefully just crossed the wire. We wanted to be able to provide that material to you, so that this call would be more beneficial to you.

                           On today's call, Ken is going to provide an overview of our quarter, review our announced merger with Micron Electronic Subsidiary, HostPro, and provide an overview of our company's plan to continue along its commitment to an accelerated pathway to profitability. David Gill will provide a detail financial overview, along with an update on operational, customer and sales trends. Following our prepared statements, we will open the call to questions and answers.

                           As a reminder to those who would like to listen to a replay of this call, you may dial into 402-280-9920 beginning at approximately 6:30 p.m., EST, and this call will conclude on May 5th at 11 p.m. A replay is also available beginning at 7:00 p.m. this evening on our Website at Interland.com. under the investor relations section.

                           Hopefully by now, you have all received a copy of our press release, but in the meantime, you can also look and review this information by logging on to our Website at Interland.com.

                           Now before we get started, I need to remind you that during the course of this call, the company may make forward-looking statements that relate to future events or our future financial performance. These forward looking statements include some of the expected effects of the merger of Micron Electronics and Interland. And in some cases, you will be able to identify our forward looking statements by our use of such terminology, such as may, will, anticipates, believes, intends, and potential, or the negatives of such terms. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements, and our actual results could differ materially from those anticipated in our forward looking statements today as a result of various factors including, but not limited to our limited operating history, our relationships with third parties, our history of losses, our ability to execute our strategy, the competitive market in which we operate, our quarterly and annual fluctuations of results, a need for capital in the future, acceptance of services in domestic and international markets, our ability to expand our infrastructure, and the ability to achieve expected operational efficiencies in connection with our merger with Micron Electronics and its subsidiary, HostPro, the ability to of the combined company to expand its customer base as planned, following our merger with Micron Electronics, value of the merger to close, due to the failure to obtain regulatory approvals, the failure of the share holders in Micron Electronics or Interland to approve the merger, and other risk factors discussed in our filings with the Securities and Exchange Commission.

                           Interland cannot assume that it will be able to anticipate or respond timely to any of the factors listed above, which could diversely affect operating results, and investors should not place undue reliance on these forward looking statements, which speak only as of the date of this conference call.

                           Thank you for your patience with the forward looking statements. Now let me turn the call over to Ken Gavranovic.

K. Gavranovic

                           Thank you Nancy, and thank you everyone. Good afternoon. We're extremely pleased to announce our progress in our past profitability during the first quarter of 2001. We realize continued growth in our top line revenues, reporting revenues of $10.9 million, a 74% increase over first quarter revenues one year ago.

                           Despite challenging market conditions for the hosting and IT industries, we added more than 2,000 customers during the quarter. In March, we launched a reseller portal for a global long distance company, who has committed contractually to a minimum of $3 million over the initial contract term. We also launched a Verizon reseller portal in April. Already, we have now more than 1,500 customers through our distribution channels. We expect further acceleration from these channels in the upcoming quarters. We are now happy to provide hosting service to two of the six largest telecommunications companies.

                           Net customer ads were impacted by a price increase this quarter, which occurred in March. It resulted in the fallout of some of our low margin resellers, the most price sensitive of our customers, who often had multiple Websites with us, as well as unprofitable dedicated customers. However, the benefit of this price increase more than offset the loss of these customers. We also experienced some churn in a few large dot com customers, although we now believe that the worst is now behind us.

                           Dedicated and managed service revenues remained relatively consistent with last quarter at $3.1 million. Annual revenues for the top 50 customers also remained relatively consistent at $110,000.

                           Migration remains strong. More than 50% of Interland's dedicated customers began as one of our shared customers. Despite the slowdown of the overall economy and lengthening sales cycles to higher value customers, we now have more than 1,000 dedicated customers. Managed services customers grew more than 30% and are now averaging annualized revenue of approximately $40,000.

                           Interland remains a clear leader in the hosting industry. We now have more than 54,000 total customers and host more than 88,000 Websites. Most importantly, our performance and our pathway to profitability has begun to pay off.

                           This quarter has realized EBIT DA loss of $11.6 million, a significant reduction of more than $4 million from our fourth quarter results. We believe that we have passed our inflection point EBIT DA losses during the quarter, our EBIT DA costs have continued to decline every month in the quarter.

                           Furthermore, our cap ex for the quarter was $4.6 million, $3 million less than previous guidance. This significant reduction was due to improved operating efficiencies within our data center and our shared platform build out, which we have previously stated, should not require any significant additional capital expenditures this year.

                           In March, Interland announced its merger with Micron Electronics, whose subsidiary, HostPro, was another leading provider of Web hosting solutions. IDC ranked HostPro last year as the fourth largest Web hosting company in the world. Together HostPro and Interland will combine to become the leader in business class hosting for the SME market. Interland is excited about this merger, that we have found the perfect complement, HostPro, which will catapult us as leader and provide even more benefits to our customers and shareholders. Combined, both companies will have more than 120,000 customers and host close to a quarter of a million Websites around the world.

                           Upon closing of the merger, which is anticipated in the third calendar quarter of this year, we will have a very strong cash position with more than $200 million in cash, virtually no debt, and a fully funded business plan with excess cash that can be utilized for strategic acquisitions in our market segment. We expect our business to generate between $160 and $180 million in revenue for fiscal year 2002, which ends August 31, 2002. The combined companies are expected to reach EBIT DA positive in Q1 of 02 and cash flow positive shortly thereafter.

                           HostPro plus Interland will operate under the Interland name and will be headquartered in Atlanta. Our goal is to be the number one player in this market. To our knowledge we will be the only well capitalized pure play public company focused on business client Web hosting to the SME market. Our businesses are scalable and automated and tailored to the SME needs.

                           While we can easily move up the food chain and server larger customers, our peers cannot properly scale to meet the needs of tens of thousands of small and medium sized businesses. According to IDC, there are more than 7 million small and medium sized businesses in the US alone. A majority of these businesses are expected to have Websites over the next few years. When you think about it, the numbers are compelling. Just last year, according to Yankee Group, more than 25% of all SMEs have surpassed the $100 per month hosting barrier. This should only improve as the market continues to mature and businesses realize that they need to utilize an outsource solution as the demands of their Website become increasingly complex. Customers are choosing to bring their Web hosting to Interland and are depending upon Interland for our technical expertise, Internet connectivity and advancements in software and solutions and
                           customer   interfacing.

                           For our target market, outsourcing remains the only option, especially when considering the cost associated with hiring the appropriate technical personnel and implementing state-of-the-art hardware and software solutions. Over time, our customers should benefit from the proprietary software automation and customer interface solutions that we have developed. As previously mentioned, this system has helped us to dramatically drive down cap ex while providing better service, thus reducing our support costs and lowering churn.

                           Interland completed the internal development of its shared deployment system, which automatically activates and deactivates customers. The combination of our advanced data center, interconnectivity, software solution and personnel forms a complete solution that a typical SME customer cannot replicate. With the completion of HostPro and Interland mergers, customers will now have access to our coast to coast data center and support facilities.

                           Not unlike others in our space, Interland has also been faced with challenging market conditions. We are very pleased with our first quarter performance and while we anticipate that market conditions will persist through the second quarter, we believe that in the second half of 2000, we will begin to experience top line acceleration as the number of hosting companies continues to decline and SME demands continues to increase.

                           Most importantly, we are excited about our combination with HostPro and the tremendous prospects our combined companies have. Our balance sheet will be a tremendous asset as we focus on being a leader in this space.

                           Thank you for your time today. Now with that, let me turn it over to David Gill, who will talk further about our results.

D.Gill Thank you Ken, and good afternoon, everyone. Revenue for the first quarter was $10.9 million, a 74% increase over the prior year. Shared revenues were $6.6 million, a 12% sequential increase. Dedicated revenues were relatively flat at $3.1 million, and applications and consulting revenues were $1.2 million, substantially unchanged from the prior quarter.

                           Our big news for the quarter is that our EBIT DA loss was $11.6 million, which is $4.3 million or 27% better than Q4 and is also $1.8 million or 14% better than the mean of analysts' expectations. Interland clearly is now past the inflection point, and we expect our EBIT DA losses to continue to decline from here. We remain committed to achieving an EBIT DA profit in Q1 in 2002.

                           Our net loss for the quarter was $16.9 million, which is approximately $2.7 million better than analysts' expectations and $3.2 million improved from Q4. On a per share basis, the loss was $0.36, which is calculated using a weighted average of 46.7 million shares outstanding. This loss per share is $0.07 better than Q4, as well as $0.07 better than analysts' expectations for Q1.

                           I would now like to go over our progress with regard to revenue growths, starting with our shared business. First, shared revenues increased 12% quarter over quarter from $5.9 to $6.6 million. Despite the current economic slowdown, it should be pointed out that our shared revenues actually grew more in Q1, $700,000 than in Q4 when it was $300,000. We added 2,100 net new shared customers during the first quarter, and also added 2,500 new shared domains during Q1. At the end of Q1, we had 53,200 shared customers and 87,300 shared Websites.

                           During the quarter, our average monthly churn rate for shared customers actually declined to just 1.5% per month, which we believe continues to be the lowest churn rate in the shared hosting industry. In addition, our average contract length for shared customers continues to increase and grew during Q1 from 12.5 months to 12.9 months at the end of March. The facts are that one, churn actually decreased during the quarter and two, our average contract term increased, both indicate that our customers are very satisfied with our service. In addition, the benefit of our large, diverse customer base is now obvious.

                           During the first quarter, we continued our policy of collecting pre-paid revenue for the full contract length of all shared customers. Backlog for the shared customer base was $15.4 million at March 31st. Receivables at March 31st were $1.2 million and in DSO terms were only nine days, which I believe is by far the best in the industry.

                           Lastly starting in March, we increased our shared sales prices an average of 15% for two of our three product offerings. As a result, our ...for shared customers increased 5% during the quarter from $40 to $42. In addition, the ... for the month of March for new shared customers increased 20% to over $50. Keep in mind that with an average contract period of now
                           12.9 months and our large installed base of contracts, the benefit of this price increase will become more and more apparent over time.

                           I now would like to give you an update on our dedicated business. During the first quarter, we also made good progress on our dedicated managed services business, despite very difficult market conditions. Dedicated revenue stayed relatively flat at $3.1 million during the quarter. Our results were impacted by the loss of our largest customer, a children's portal in late December, which had provided a monthly revenue stream of about $70,000. This customer was not able to close a financing round as expected, and we took their site down for lack of payment. The good news is that we replaced this customer with a like-sized contract with a major financial services institution, but this happened very late in the quarter.

                           We now have 1,018 dedicated customers, a net decrease of 24 customers from the fourth quarter. However, this small net decline is the result of our having pro-actively severed the relationships with 54 dedicated customers during the quarter, which were unprofitable due to excessive bandwidth usage. During the quarter, we continued to book interesting new customers each month, and we remain very encouraged about the future.

                           During the first quarter, take-ups of managed services remained strong. Our top 30 managed service customers now have an average annual revenue of $40,000. We booked $14.1 million in new orders in the first quarter and contracts for hosting services of which, $6 million or 43% were for dedicated and managed services.

                           We ended the quarter with a backlog of $24.3 million, of which, $8.9 million was unbilled dedicated contracts, an increase of $11.7 million from the fourth quarter. At March 31st, 51% of our dedicated customers have migrated up from our shared platform, which is consistent with our results in the fourth quarter. The twofold benefits of our large customer base, as well as our migration strategy are clearly working.

                           I would now like to give you some color with regard to operating expenses. Our cost of revenues came in at $11.5 million, right on budget and 4% higher than Q4. During the quarter, we initiated several cost reduction measured, which were discussed at our fourth quarter conference call, including we completed the move of over 1,100 servers from our original data center here in Atlanta to our new data center which came online in April of 2000. This relocation of 1,100 servers to a new, more controlled facility should not only improve our reliability and customer satisfaction, but will also reduce operating costs for things, such as power, bandwidth and personnel.

                           In March, we launched a program to monitor the bandwidth usage of all shared and dedicated customers. Our sales people are now proactively contacting these customers who bandwidth usage exceeds the allowable thresholds to either upgrade them to the next highest plan or to bill them for their excess usage. We are very encouraged with our bandwidth billing to date, as of the first 100 shared customers which we have contacted, over 75% have decided to upgrade to the next highest plan.

                           As a result of these two measures, our bandwidth consumption has dropped by 35% from December to April. As we are able to renegotiate our contracts and to lower our commitment levels over the next few months, we expect to reduce our bandwidth expense for the remainder of 2001.

                           Lastly during the first quarter, we split off and created a separate customer service department from our technical support group. This change will enable us over time to staff these two different levels of customer support with different skill sets and different compensation levels of personnel. There is, quite frankly, no need to tie up an expensive engineer with mundane tasks, such as changing customer billing addresses and credit cards. In addition to the longer term financial benefits, this step has enabled us to improve customer service for the true technical issues, as well as to reduce our overall call times. We expect that these steps with regard to cost of revenues will have an even greater effect in the future as their full impact takes hold.

                           With regard to sales and marketing, our sales and marketing expenses declined by 50% or $5.8 million in absolute dollars from Q4 to Q1, as marketing expenses were cut sharply. For the third consecutive quarter in a row, the amount of sales and marketing expenses decreased as a percentage of sales. As a percentage of sales, sales and marketing costs are now 44% of sales, which is well ahead of our schedule.

                           General administrative expenses increased by $1.8 million from $6.7 million to $8.5 million during the first quarter. However, this increase is after a reserve of $2.3 million for the shutdown of Europe. Excluding this reserve, G&A expenses actually decreased $500,000 due to our rigorous cost reduction efforts. We ended the quarter with 525 employees, a reduction of 111 employees from the beginning of the year. Our European operation is now completely shut down, and we expect the final cost of this shutdown to be somewhat less than the $2.3 million reserve, which we booked in January.

                           Capital expenditures during Q1 were $4.6 million, which is more than $3 million favorable to expectations. This reduction is due to our efforts to pro-actively reclaim underutilized servers from the production environment and to use our new proprietary software, which enables us to automatically deprovision former shared customers, thereby reducing the number of servers to be purchased. We discussed that at our previous conference call.

                           We now have 2,577 servers under management, a decrease of 75 servers from the 2,652 in Q4. At March 31st, we have 1,723 dedicated servers, a decrease of 86 servers from Q4, and we also have 854 shared servers.

                           Now let me provide you with some guidance for the second quarter of 2001. For Q2, we are targeting revenue growth in the 8% to 12% range. Our net loss per share is expected to be in the range of $0.35 to $0.39 per share. With regard to EBIT DA, I see a loss range of $8.5 million to $10.5 million for Q2, which is less than our previous guidance. We have clearly passed our inflection point, and we expect to show continued progress reducing our EBIT DA losses each quarter in 2001 as we control our sales and marketing expenses and improve our margins through scale and improved efficiency.

                           In summary, we have taken the necessary steps to put us on the fast track to profitability and to build shareholder value, and we are executing on our operating plan ahead of schedule. Now I would like to open this up to questions. Thank you very much.

Coordinator                Kevin Monroe, you may ask your question.

K. Monroe                  Good afternoon.

K. Gavranovic              Hello, Kevin.

K. Monroe                  I've just got a couple of questions. The first one is
                           basically what's kind of going on in the dedicated side of the business? Just could you give a little more detail as to why the growth is so slow there?

K. Gavranovic              Sure,  well I think there is a  combination.  For one
                           thing, we mentioned,  obviously we did have one large
                           dot com customer. I think that the main focus for the
                           quarter, as we indicated is focused on profitability.
                           One of the things that we put in the press release is
                           our focus on bandwidth metering, because that clearly
                           was one of the cost  areas of our  business  where we
                           thought we could make some  improvement.  And as Dave
                           mentioned,    we   actually   purposely    eliminated
                           relationships with 50 some-odd  dedicated  customers,
                           which I think  obviously  had an impact,  but what we
                           are  focusing  on  is  the   profitability   of  each
                           relationship of the customer. So I think that clearly had an impact on the quarter.

K. Monroe                  Thanks.  The second  question  is, in light of all of
                           the--I mean you're significantly reducing your SG&A, which is a good thing, but kind of the flip side of that, is how do you think you will support growth going forward while still cutting kind of your sales expense. Can you kind of explain what you've got lined up to drive growth in the second half?

K. Gavranovic              Well,  I think that one thing that I would  start off
                           with and let  Dave,  if he wants to add to it,  is if
                           you look at our shared business,  our shared business
                           actually grew quite nicely,  although we dramatically
                           decreased advertising in the quarter, so I think that
                           something. In the shared business, we're seeing a lot
                           of opportunities. We seeing a lot of players exit the
                           business,    so   we   expect   that   there's   some
                           opportunities there.

                           I'd mentioned we finally have kicked off the Verizon portal, and I mentioned a number from our distribution channels of 1,500. I also mentioned another large global long distance player, which I really think both of those relationships are going to kick in to gear in the next few quarters. And then on our dedicated business, we implemented the--and the purposeful is looking at any customers that are unprofitable relationships, and those turned out those clearly had an affect on the quarter. I think now, all we have to do is drive. We've got those customers out of our customer base that mixes out and now just drive our business as we have been, and then it won't be offset by that kind of churn.

D. Gill Yes, I'd like to just add a couple of thoughts, Kevin. First of all, the first answer is that we are adding distribution channels, which Ken talked about, particularly for Verizon. That reseller portal is now up and running.

                           The second thing, a year ago, we invested quite a bit of money in branding that we're not doing again this year, so that expense is not recurring. You know, we think the market probably is not yet ready for that on a continued basis going forward.

                           The third thing we've done is we've upgraded our referrals program, and over 40% of our new business come from satisfied customer referrals, so we're clearly focusing on that. And lastly, we're doing a more targeted job in our marketing. We're pretty aware of who has what customers and which of our peers and competitors are in desperate straits, so we're being able to be a lot more effective with our marketing dollars in doing specific targeting of competitive situations without doing massive advertising campaigns.

K. Gavranovic              Right, and Kevin, and I'd just add again, if you look
                           at our shared business that grew 12% sequentially, I expect obviously we indicated what growth we think for the next quarter, but I think as we don't have that offset of kind of purposely working out some unprofitable relationships, we'll really have some great traction in the next quarter.

K. Monroe                  Okay,  and one  final  question  on the  merger  with
                           Micron. I think previously you were aiming to close this summer and I think you just stated on the call that it's in the third quarter. So is it still a summer target or is it being pushed back?

D. Gill Kevin, this is David. Yes, it is still a summer target. There has actually been a good piece of news. I don't know if you picked up on the press release today. They were able to sell their PC business, and that was one of the major gating items because as a part of this merger, we have to file an S4, where obviously the disposal or sale of the PC business required a lot of disclosure. Now with that being a certainty, we can now really kind of put things on a faster track, and we expect to file the S4 within the next couple of weeks. So if anything, we expect that the closing date might actually move forward rather than back. But I think we have been saying kind of July/August for sometime now.

K. Gavranovic              Yes,  and I would just add to that that  obviously we
                           are really excited, because I think that was the last part. With clarity, it is clearly now the new
                           Interland with both companies combined will truly be a pure play with a tremendous balance sheet.

K. Monroe                  Great.  Thank you.

Coordinator                At this time, I am showing no further questions.

K. Gavranovic              Great,  well  obviously  thank you to  everybody  for
                           joining the call. We're very excited, and look forward to talking to you as we continue to grow our business and move pass this merger. Thank you.



Interland and its officers and directors may be deemed to be participants in the solicitation of proxies from shareholders of Micron Electronics and Interland with respect to the transactions contemplated by the merger agreement. Information regarding such officers and directors is included in Interland's Registration Statement on Form S-1, originally filed with the Securities and Exchange Commission on March 15, 2000, as amended from time to time thereafter and will be included in the prospectus/proxy statement. The Registration Statement on Form S-1 is, and the prospectus/proxy statement will be, available free of charge at the Securities and Exchange Commission's web site at http://www.sec.gov and from Interland.